[GRAPHIC OMITTED][HANGER ORTHOPEDIC GROUP, INC. LOGO]

Two Bethesda Metro Center                              Phone 301.986.0701
Suite 1200                                             Fax 301.986.0702
Bethesda, MD 20814

                                  Contacts:    Ivan R. Sabel    (301) 986-0701
                                               George E. McHenry(301) 986-0701
                                               Jason P. Owen    (301) 986-0701

News Release


              HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES FIRST QUARTER

                 NET INCOME INCREASED TO $0.19 PER DILUTED SHARE


     BETHESDA, MARYLAND, April 30, 2003 - Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income increased to $0.19 per diluted share for the three-month period ended March 31, 2003. Net income increased by $3.9 million and EPS by $0.18 per diluted share compared to the same period last year.

     Net sales for the three months ended March 31, 2003 increased by $2.6 million, or 2.1%, to $126.1 million from $123.5 million in the prior year's first quarter. The sales growth was primarily the result of a 1.0% increase in sales in the Company's O&P practices and a 22.2% increase in the sales of the company's distribution segment. Gross profit for the first quarter of 2003 was $65.4 million, or 51.9% of net sales, compared to $64.0 million, or 51.8% of net sales, in the prior year. The improvement in gross profit, in both dollars and as a percentage of net sales, was due to a reduction in material costs. Net income for the first quarter of 2003 was $5.5 million, an improvement of $4.0 million over the comparable period last year. For the first quarter of 2002, Hanger reported net income of $1.5 million.

     Net income applicable to common stock for the first quarter of 2003 was $4.1 million, or approximately $0.19 per diluted share, an improvement of $3.9 million over the comparable period last year. For the corresponding period of the prior year, Hanger reported net income applicable to common stock of $0.3 million, or approximately $0.01 per diluted share.

     Net income comparisons were favorably impacted by the loss on early extinguishment of debt recorded in the first quarter of 2002. In 2002, these expenses were reported as a $2.8 million extraordinary item, net of tax. New reporting requirements no longer allow this extraordinary treatment and require that these losses be reported as non-operating expenses.

     Chairman and CEO, Ivan R. Sabel stated, "We are pleased to be able to report continued improvement in earnings. As expected, the weather did have some impact on our patient-care sales growth; however, we continued to grow our earnings. As we move forward, we expect our patient-care sales growth to return to historic rates. As always, I want to thank our employees for all the hard work it took to achieve these results."

     Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world's premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 589 patient-care centers in 44 states and the District of Columbia, with 3,102 employees including 866 certified practitioners. Hanger is organized into two business segments: patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. In addition, Hanger operates the largest orthotic and prosthetic managed care network in the country.

                              _____________________
Certain statements included in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company's SEC filings for factors that could cause actual results to differ materially from the Company's expectations.

                               -tables to follow-

                          Hanger Orthopedic Group, Inc.
                 (In Thousands, Except Share and Per Share Data)

                                                                  For the Three Months Ended
Income Statement:                                                        March 31,
----------------                                                 2003                   2002
Net sales                                                      $ 126,128              $ 123,510
Cost of goods sold                                                60,690                 59,537
                                                              ----------              ---------
Gross profit                                                      65,438                 63,973
Selling, general and administrative                               44,766                 44,777
Depreciation and amortization                                      2,453                  2,784
                                                              ----------              ---------
Income from operations                                            18,219                 16,412
Interest expense, net                                              9,096                  9,079
Loss on early extinguishment of debt                                   -                  4,686
                                                              ----------              ---------
Income before taxes                                                9,123                  2,647
Provision for income taxes                                         3,645                  1,125
                                                              ----------              ---------
Net income                                                         5,478                  1,522
Less preferred stock dividends declared and accretion              1,357                  1,266
                                                              ----------              ---------
Net income applicable to common stock                            $ 4,121                  $ 256
                                                              ==========              =========
Diluted Per Share Data:
----------------------

Net income applicable to common stock                             $ 0.19                 $ 0.01
                                                              ==========              =========
Weighted average number of diluted common
  shares outstanding                                          21,990,343             21,642,231
                                                              ==========              =========

                                                               March 31,              March 31,
Balance Sheet Data:                                              2003                   2002
------------------                                               ----                   ----

Working Capital                                               $  139,582              $ 137,918
Total Debt                                                       388,429                404,760
Shareholders' Equity                                             172,167                146,659

                                     -more-

                          Hanger Orthopedic Group, Inc.


                                                For the Three Months Ended
Statistical Data:                                        March 31,
----------------                               2003                   2002

Patient-Care Centers                             589                      591
Certified Practitioners                          866                      864
Number of States (including D.C.)                 45                       45
Payor Mix
     Private Pay and Other                     55.6%                    57.1%
     Medicare                                  32.1%                    31.2%
     Medicaid                                   9.6%                     9.5%
     VA                                         2.7%                     2.2%
Percentage of Net Sales from:
     Patient-Care Services                     93.6%                    94.7%
     Distribution                               6.4%                     5.3%

Operating Margin                               14.4%                    13.3%